Exhibit 99.1

First National Lincoln Corporation Receives National Recognition for Outstanding Financial Performance

DAMARISCOTTA, ME., July 14 – First National Lincoln Corporation (Nasdaq NM: FNLC), the holding company for The First, N.A., today announced that it has been named to the 2005 KBW Honor Roll. This elite group, which "acknowledges those banking institutions that have continually reported increases in earnings per share over the last decade, regardless of the economic environment," is posted annually by Keefe, Bruyette & Woods, a full-service investment banking firm specializing in financial services companies.

"For the second year in a row, FNLC has received national recognition for its outstanding performance results," noted Daniel R. Daigneault, First National Lincoln Corporation's President & Chief Executive Officer. "In 2004 we were named to Sandler O'Neill's first-ever 'SmAll Stars' list, constituting the 30 best-performing small-capitalization banks in the United States based upon absolute financial performance in eight distinct categories. Being recognized in the 2005 KBW Honor Roll is especially gratifying, since most of the other companies included are significantly larger than FNLC."

To determine the companies included in the 2005 Honor Roll, KBW analyzed 11 years of fully diluted earning per share for each company. "In terms of price performance, the Honor Roll members once again outperformed the Keefe Bank Index (BKX); for the five-year period between 1999 and 2004 the Honor Roll members posted an average five-year compound annual growth rate of 19%, significantly outperforming the BKX's 6% five-year CAGR for the equivalent time period." During the same period, FNLC posted a five-year CAGR of 26%, well-exceeding the averages for both the index and other Honor Roll members.

"We have found that the Honor Roll Members have significantly better performance ratios and growth rates than the public bank universe," KBW observed. "In 2004, the median return on equity for the Honor Roll banks was 16.1%, nearly 5.0% stronger than the industry, and the median efficiency ratio for the Honor Roll banks was 54.7% vs. 62.7% for the industry." FNLC's return on equity in 2004 was 17.1% and its efficiency ratio was 48.8%, outperforming both the Honor Roll medians as well as those of the industry.

"Being named to this elite list acknowledges once again, at a national level, the exceptional job that First National Lincoln Corporation does, year in and year out," commented First National Lincoln Corporation's President Daigneault. "For a number of years, FNLC has consistently outperformed its peers and delivered excellent results for its shareholders by remaining focused on serving the financial needs of our communities. There are only a handful of Maine-based companies whose shares are listed on a national exchange, and this reinforces my view that First National Lincoln Corporation provides an excellent investment opportunity, especially for the investor interested in a top-performing Maine company.

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. and First Advisors. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. First Advisors provides investment advisory and trust services from four offices in Damariscotta, Bar Harbor, Boothbay Harbor and Brunswick, Maine.

Keefe, Bruyette & Woods is the largest full-service investment bank that specializes exclusively in the financial services sector. Founded in 1962 and 100% employee owned, the firm is recognized as a leading authority for financial services companies. KBW's focus includes banking companies, insurance companies, broker/dealers, mortgage banks, asset management companies and specialty finance firms. The firm has established industry-leading positions in the areas of research, corporate finance, mergers and acquisitions and sales and trading for financial services companies.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation

Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation's Treasurer & Chief Financial Officer, at 207.563.3272.